[LETTERHEAD OF KPMG LLP]

             INDEPENDENT ACCOUNTANT'S CONSENT
             --------------------------------


Board of Directors
Central Bancorp, Inc.


We consent to incorporation by reference in the Registration Statement on Form S-8 of Central Bancorp, Inc. of our report dated April 30, 1999, relating to the consolidated balance sheets of Central Bancorp, Inc. and subsidiary as of March 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999, which report is incorporated by reference in the March 31, 1999, Annual Report on Form 10-K of Central Bancorp, Inc.


                          /s/ KPMG LLP
                          --------------------------
                          KPMG LLP

Boston, Massachusetts
September 10, 1999